EXHIBIT 99.1

NOTICE TO SHAREHOLDERS DATED MAY 17, 2004

May 17, 2004

Dear NTS Mortgage Income Fund Shareholder:

        On May 10, 2004, we learned of a second offer by CMG Partners, LLC to purchase your shares in NTS Mortgage Income Fund for $2.00 per share in cash. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As your general partner, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. We believe that CMG’s offer fails to comply with the rules and guidelines applicable to these offers and that its price is inadequate. We recommend that you reject the offer.

        We base our recommendation on two reasons. First, we believe the value offered by CMG is inadequate. Second, CMG has failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to CMG, you will only have the right to withdraw your shares for a period of ten (10) days. Under SEC rules, you would be able to withdraw at any time up until closing of the tender. Also, CMG’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts because it does not have any provision requiring pro rata treatment if limited partners tender more interests than CMG desires to purchase. Under SEC rules, CMG would be required to accept tenders on a pro rata basis. Finally, CMG’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example:

    1.        Risk Factors. CMG’s offering document does not include a clear, concise and prominent description of the risks associated with its offer.

    2.        Method of Determining the Offer Price. CMG fails to clearly summarize how it determined its offer price.

    3.        Property/Business Disclosure. CMG does not disclose certain information about the core operations of NTS Mortgage Income Fund.

    4.        Financial Information. CMG does not disclose, to the extent known, financial information about NTS Mortgage Income Fund.

    5.        Identity and Financial Wherewithal of Bidder. CMG fails to completely and accurately disclose information about itself, including information about its control persons and promoters. In addition, CMG fails to disclose its financial capability to complete its offer.

        Importantly, please note that CMG’s offer can be revoked at any time in its sole discretion. The SEC has stated that offers that may be revoked for any reason may be considered a “fraudulent, deceptive or manipulative practice” under the Securities Exchange Act of 1934. Also, CMG’s “Agreement of Assignment and Transfer” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept CMG’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. If you decide to tender and CMG accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with the partnership agreement.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS Mortgage Income Fund with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

If you have any questions or would like additional information, please call 800-928-1492, extension 544.

Sincerely, /s/ Brian F. Lavin

Brian F. Lavin President of NTS Mortgage Income Fund

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